                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                         RADIANT TECHNOLOGY CORPORATON

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________

                         RADIANT TECHNOLOGY CORPORATION

                            1335 South Acacia Avenue
                           Fullerton, California 92831

                             --------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 2002
                                    1:00 p.m.

                             --------------------


     Notice is hereby given that the Annual Meeting of Shareholders of Radiant Technology Corporation will be held at 1335 South Acacia Avenue, Fullerton, California 92831, on Monday, April 22, 2002, at 1:00 p.m. to consider and vote upon:

1. The election of a Board of Directors consisting of five (5) directors. The Proxy Statement which accompanies this Notice includes the names of the nominees to be presented by the Board of Directors for election;

2.   The approval of the Radiant Technology 2002 Stock Option Plan; and

3. The transaction of such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 18, 2002 as the record date for determination of shareholders entitled to notice of, and to vote, at the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please mark, sign, date and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

     Shareholders are cordially invited to attend the meeting in person. Please indicate on the enclosed proxy whether you plan to attend the meeting. Shareholders may vote in person if they attend the meeting even though they have executed and returned a proxy.

                                    By Order of the Board of Directors,




                                    Mercy Gingrich
                                    Secretary

Dated:  March 22, 2002

                         RADIANT TECHNOLOGY CORPORATION

                              --------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                              --------------------


                                  INTRODUCTION

     This Proxy Statement is furnished by the Board of Directors of Radiant Technology Corporation, a California corporation, (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 22, 2002 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of five (5) Directors, to approve the Radiant Technology 2002 Stock Option Plan and to consider such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 22, 2002.

Persons Making the Solicitation

     The Proxy is solicited on behalf of the Board of Directors of the Company. The original solicitation will be by mail. Following the original solicitation, the Board of Directors expects that certain individual shareholders will be further solicited through telephone or other oral communications from the Board of Directors. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors intends to solicit proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by the Company.

Terms of the Proxy

     The enclosed Proxy indicates the matter to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the shareholder's shares are to be voted with respect to such matter. By appropriately marking the boxes, a shareholder may specify whether the proxies shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers upon the proxies discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

     If the Proxy is executed properly and is received by the proxies prior to the Annual Meeting, the shares represented by the Proxy will be voted. Where a shareholder specifies a choice with respect to the matter to be acted upon, the shares will be voted in accordance with such specification. Any Proxy which is executed in such a manner as not to withhold authority to vote for the election of the specified nominees as directors (see "Matter To Be Acted Upon -- Election of Directors") shall be deemed to confer such authority. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to Mercy Gingrich, Secretary, Radiant Technology Corporation, 1335 South Acacia Avenue, Fullerton, California 92831, by attending the meeting and electing to vote in person, or by a duly executed proxy bearing a later date.

                         VOTING RIGHTS AND REQUIREMENTS

Voting Securities

     The securities entitled to vote at the Annual Meeting consist of all of the issued and outstanding shares of the Company's common stock, no par value per share. The close of business on March 18, 2002 has been fixed by the Board of Directors of the Company as the record date. Only shareholders of record as of the record date may vote at the Annual Meeting. As of the record date, there were 2,081,678 issued and outstanding shares of the Company's common stock entitled to vote at the Annual Meeting and approximately 400 holders of record of the Company's common stock.

Cumulative Voting

     Each shareholder of record as of the record date will be entitled to one vote for each share of the Company's common stock held as of the record date. Cumulative voting is permitted in the election of directors. Every shareholder complying with certain conditions set forth below may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected
(five) multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among the candidates as the shareholder thinks fit. Under California law, a shareholder can cumulate votes only if the candidate's names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to voting of the shareholders' intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

     Discretionary authority to invoke cumulative voting and to cumulate votes represented by Proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named as proxies in the enclosed Proxy to cumulate votes represented by Proxies for individual nominees in accordance with their best judgment allocated among as many of the five nominees of the Board of Directors as possible, unless such authority is withheld as to any nominee. In that event, those votes will be cumulated for the remaining nominees of the Board of Directors.

     If cumulative voting is invoked by any shareholder in accordance with California law, shareholders who attend the meeting and vote in person will be entitled to personally exercise their right to cumulate votes among the nominees for director. However, because a shareholder who votes by Proxy grants the proxies discretionary authority to cumulate votes, the proxies and not the shareholder who has executed a Proxy will have the sole authority to cumulate votes, unless the shareholder revokes the Proxy and votes in person at the meeting.

Quorum

     The presence at the Annual Meeting of the holders of a number of shares of the Company's common stock and proxies representing the right to vote shares of the Company's common stock in excess of one-half of the number of shares of the Company's common stock outstanding as of the record date will constitute a quorum for transacting business.

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 18, 2002, with respect to the ownership of the Company's common stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) by each director; (iii) by each nominee for director; and
(iv) by all officers and directors of the Company as a group.

         Name and Address of           Amount and Nature of        Percent
         Beneficial Owner(1)           Beneficial Ownership(2)     of Class
         -------------------           -----------------------     --------

       Lawrence R. McNamee                 808,890(3)                35.9%
       Joseph S. Romance                   144,329(4)                 6.9%
       Carson T. Richert                   197,587(5)                 9.4%
       Peter D. Bundy                       50,000                    2.4%
       Robert B. Thompson                     ---                     ---
       Raymond Kruzek                      152,813(6)                 7.3%
       Mercy Gingrich                      115,286                    5.5%
       All Directors and Officers
         as a group (7 persons)          1,468,905(7)                64.1%

---------------

(1) The address of each named person is 1335 South Acacia Avenue, Fullerton, California 92831.

(2) Unless otherwise indicated, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable and the information contained in footnotes to this table.

(3) Includes 171,666 shares issuable pursuant to stock options all of which are currently exercisable.

(4) Includes 57,372 shares held in a living trust with his wife, over which Mr. Romance may be deemed to have shared investment power, and an aggregate of 5,895 shares owned by his immediate family.

(5) Includes 20,000 shares issuable pursuant to presently exercisable stock options.

(6) Includes 20,000 shares issuable pursuant to presently exercisable stock options.

(7) Includes 211,666 shares issuable pursuant to presently exercisable stock options.

                            MATTERS TO BE ACTED UPON

ITEM 1:  ELECTION OF DIRECTORS

Directors

     The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than seven. The size of the Company's Board is currently set at five. The directors so elected will serve until the next Annual Meeting of Shareholders. Five (5) directors are to be elected at the Annual Meeting to be held on April 22, 2002. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The following table sets forth the name and age of each nominee for director, the year he was first elected a director and his position(s) with the Company.

   NAME                  AGE      DIRECTOR SINCE         POSITION(S) HELD
   ----                  ---      --------------         ----------------
Lawrence R. McNamee       70           1991            Chairman of the Board and
                                                       Chief Executive Officer
Carson T. Richert         61           1972            President and Director
Joseph S. Romance         70           1972            Director
Peter Bundy               70           1995            Director
Robert B. Thompson        66           1996            Director

     Lawrence McNamee joined the Company in September 1990 and was elected Chairman of the Board of Directors in March 1991. Mr. McNamee has 15 years prior experience in working as a consultant with companies in turnaround management. Mr. McNamee was previously associated with Booz-Allen and Hamilton and Arthur P. Little, Inc.

     Carson T. Richert was a founder of the Company and has been a director since its incorporation in 1972. Mr. Richert was Vice President - Marketing of the Company from 1972 until 1981 when he was elected Executive Vice President. Mr. Richert was elected President in August 1990. Carson T. Richert and Joseph
S. Romance are first cousins.

     Joseph S. Romance was a founder of the Company and was the Chairman of the Board of Directors from the Company's incorporation 1972 until March of 1991. From 1972 to October 1980 and again from July 1981 to February 1988, he also served as President. Joseph S. Romance and Carson T. Richert are first cousins.

     Peter D. Bundy was elected to the Board of Directors in January 1995. Mr. Bundy is an investor and consultant. His expertise is in marketing. He was a partner with Howard Hirsh Group, a designer and manufacturer of several apparel lines. Prior to that he was a Vice President of Associated Department Stores.

     Robert B. Thompson was elected to the Board of Directors in July 1996. Mr. Thompson is Vice Chairman and a Director of InspecTech, Inc., a company engaged in the business of providing and franchising building inspection services in connection with the transfer of real property. Mr. Thompson is also an investor and consultant with expertise in the banking industry. Mr. Thompson has previously served as President of Western Federal Bank in California.

     The executive officer of the Company as of March 18, 2002 who is not also a director is as follows:

     Mercy Gingrich, the Secretary of the Company, age 60, who has been the Secretary of the Company since September 1990. Ms. Gingrich joined the Company in June 1990 and has held positions of Administrative Assistant and Director of Human Resources within the Company.

Board of Directors Meetings and Committees

     During the fiscal year ended September 30, 2001, there were four meetings of the Board of Directors. No director was absent from more than one meeting. In addition, actions were taken with the unanimous written consent of the directors. The Board of Directors does not have a standing nominating committee. Nominating functions are performed by the entire Board of Directors. Joseph S. Romance, Peter D. Bundy and Robert B. Thompson, the Company's three outside directors, serve on the Company's audit committee and compensation committee. All committee members attended the one compensation and audit committee meeting held during the fiscal year ended September 30, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Company, or representations that no Form 5 filings were required, the Company believes that during the period from October 1, 2000 through September 30, 2001, its officers, directors and greater than 10% beneficial owners complied with all
Section 16(a) requirements applicable to them.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth the compensation (cash and non cash), for the Chief Executive Officer and all the executive officers who earned in excess of $100,000 per annum during any of the Company's last three fiscal years.

                                                                            Long-Term
                                                                       Compensation Awards
                                                                     ------------------------
                               Annual Compensation
                              -----------------------

                                                                                Securities
                                                    Other Annual   Restricted   Underlying
        Name and         Fiscal                     Compensation  Stock Awards Stock Options  LTIP         All Other
    Principal Position    Year   Salary    Bonus($)     ($)           ($)           (#)      Payouts($)   Compensation
    ------------------    ----   ------    --------     ---           ---           ---     ----------    ------------

 Lawrence R. McNamee      2001  $ 104,000   ---         ---           ---           ---        ---           ---
  Chairman of the Board   2000  $ 104,000   ---         ---           ---           ---        ---           ---
  and Chief Executive     1999  $ 108,000   ---         ---           ---           ---        ---           ---
  Officer

Option Exercise and Fiscal Year-End Values

               AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                     AND OPTION VALUES AT SEPTEMBER 30, 2001

                                                        Number of Securities         Value of Unexercised
                                                   Underlying Unexercised Options  "In-the-Money" Options at
                                                       at September 2001(#)          September 2001($)(1)
                                                       --------------------          --------------------

                       Shares Acquired on     Value
          Name         Exercise(Shares)    Realized($)    Exercisable  Unexercisable  Exercisable(2)   Unexercisable
          ----         ----------------    -----------    -----------  -------------  ---------------   -------------

Lawrence R. McNamee            ---            ---          171,666         ---         $ 63,516            ---
--------------------

(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.


(2) The fair market value of unexercised "in-the-money" options was based on trading prices for the Company's shares at June 26, 2001, the last day prior to September 30, 2001 on which the Company's common stock traded. The Company's common stock is thinly traded and it is not possible to determine the accuracy of this fair market value projection.


Director Compensation

     Directors who are not directly employed by the Company receive a fee of $800 quarterly for their attendance at board meetings. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors.

Employment Agreement

     Lawrence R. McNamee is employed under a renewable one-year employment agreement commencing January 1, 1991 pursuant to which he is entitled to earn an annual salary of $156,000.

                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

Compensation Philosophy

     The executive compensation philosophy of the Company is to (i) attract and retain qualified management to run the business efficiently and guide the Company's growth in both existing and new markets throughout the country, (ii) establish a link between management compensation and the achievement of the Company's annual and long-term performance goals, and (iii) recognize and reward individual initiative and achievement.

Base Salaries

     Base salaries for new management employees are based primarily on the responsibilities of the position and the experience of the individual, with reference to the competitive marketplace for management talent, which is measured in terms of executive compensation offered by comparable companies in related businesses.

Stock Options

     The Company has granted stock options to its Chief Executive Officer as part of his employment agreement. The option exercise prices were equal to the fair market value of the Company's common stock on the grant date and the options are fully vested. The exercise price of the options was subsequently adjusted. No options have been exercised to date. Because the amount of compensation which will be realized from these options is directly related to the price of the Company's stock, this form of compensation is directly related to the performance of the Company and the results of its operations.

Conclusion

     Through the option described above, a significant portion of the Company's Chief Executive Officer's compensation is linked directly to Company performance. The Compensation Committee will continually review all compensation practices and make changes as appropriate.

                                                Sincerely,


                                                Joseph S. Romance
                                                Peter D. Bundy
                                                Robert B. Thompson
                                                COMPENSATION COMMITTEE

                          REPORT OF THE AUDIT COMMITTEE

     The Company's audit committee consists of the Company's three outside directors, Joseph S. Romance, Peter Bundy and Robert B. Thompson. The members of the audit committee are independent. The Board of Directors has not adopted a written charter for the audit committee. The audit committee has reviewed and discussed the audited financial statements with management. The audit committee plans to discuss with the independent auditors the matters required to be discussed by SAS 61. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1,
Independence Discussions with Audit Committees), as may be modified or supplemented, but has not yet discussed with the independent accountant the independent accountant's independence. Based on the review, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

                                                Sincerely,

                                                Joseph S. Romance
                                                Peter Bundy
                                                Robert B. Thompson

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the registrant's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the registrant's quarterly reports on Form 10-Q for that fiscal year was $23,005.

Financial Information Systems Design and Implementation Fees

     No fees were billed for professional services directly or indirectly operating, or supervising the operation of, the audit client's information system or managing the audit client's local area network or for designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the audit client's financial statements taken as a whole or for appraisal or valuation services or fairness opinions rendered by the principal accountant for the most recent fiscal year.

All Other Fees

     The aggregate fees billed for other services rendered by the principal accountant were $1,275 for the most recent fiscal year. The audit committee has not yet considered whether the provision of other services is compatible with maintaining the principal accountant's independence.

ITEM 2:  APPROVAL OF 2002 STOCK OPTION PLAN

     On March 19, 2002, the Board of Directors of the Company adopted, subject to obtaining shareholder approval, the Radiant Technology Corporation 2002 Stock Option Plan (the "2002 Plan"). The 2002 Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code"). Although the Company has approximately 48 employees technically eligible to participate in the 2002 Plan, it is anticipated the stock options will be granted only to a limited number of management level personnel. The 2002 Plan terminates on March 18, 2012. The purpose of the 2002 Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company. The 2002 Plan reserved 150,000 shares of the Company's common stock for issuance pursuant to the 2002 Plan.

     The 2002 Plan is administered by a committee made up of the members of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions under which they may be exercised. The exercise price of incentive stock options granted under the 2002 Plan is required to be not less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% shareholder). The exercise price of non-qualified stock options can be no less than 85% of the fair market value on the date of grant. Options may be granted for terms of up to ten (10) years (five (5) years in the case of incentive stock options granted to greater than 10% shareholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee's options expire one (1) year after termination of the employment or consulting relationship by reason of permanent disability, immediately upon termination for cause and three (3) months after termination for death or any other reason.

     In order to exercise an option granted under the 2002 Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the optionee and having a fair market value equal to the applicable exercise price; or (iii) such other consideration as may be determined by the Committee and permitted by applicable law.

     Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the 2002 Plan. The Committee may at any time discontinue granting options under the 2002 Plan or otherwise suspend, amend or terminate the 2002 Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as it shall deem advisable; except that the Committee shall have no authority to make any amendment or modifications to the 2002 Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the 2002 Plan, either in the aggregate or by an optionee; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the term of the 2002 Plan or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the 2002 Plan; or (v) cause qualified stock options issued under the 2002 Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to shareholder approval thereof within twelve (12) months before or after the effective date. No option may be granted during any suspension or after termination of the 2002 Plan.

     The 2002 Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the 2002 Plan or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optionee within two (2) years from the date of grant or within one (1) year from the date the shares are transferred to him, any gain realized upon the subsequent sale of the shares will be taxable as capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within the period mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

     The Company adopted similar plans in 1991 and 1998. There are 150,000 options outstanding under these prior plans and 108,000 additional shares available for option grants.

Vote Required

     The approval of the 2002 Plan will require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's common stock present or represented at the meeting.

ITEM 3:  OTHER MATTERS

     Except for the matters referred to in the accompanying Notice of Annual Meeting, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at the meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or persons acting under the Proxy.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for the fiscal year ended September 30, 2001 were Cacciamatta Accountancy Corporation, Independent Public Accountants. A representative of that firm is expected to be present at the meeting and will be available to make a statement or respond to appropriate questions.

                                  ANNUAL REPORT

     The annual report to shareholders covering the Company's fiscal year ended September 30, 2001 is being mailed to shareholders with this Proxy Statement. The Company's annual report on Form 10-K under the Securities Exchange Act of 1934 for the year ended September 30, 2001, including the financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission will be made available to beneficial owners of the Company's securities upon request. The annual report does not form any part of the material for the solicitation of the Proxy.

                              SHAREHOLDER PROPOSALS

     All shareholder proposals that are intended to be presented at the 2003 Annual Meeting of shareholders and to be included in the proxy materials for that meeting should be received by the Company's Secretary not later than November 22, 2002. If the Company receives notice of a shareholder proposal to be voted on at the next Annual Meeting of Shareholders after November 22, 2002, the persons named as proxies in the Company's proxy statement and form for such meeting will have discretionary authority to vote on the proposal.

                       REQUEST TO RETURN PROXIES PROMPTLY

     A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

                                      By Order of the Board of Directors,




                                      Mercy Gingrich,
                                      Secretary
Fullerton, California
March 22, 2002

           RADIANT TECHNOLOGY CORPORATION PROXY - 2002 ANNUAL MEETING

Solicited on behalf of the Board of Directors for the Annual Meeting April 22, 2002


The undersigned, a shareholder of Radiant Technology Corporation, a California corporation, appoints Mercy Gingrich his, her or its true and lawful agents and proxies, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Radiant Technology Corporation to be held at its corporate office, 1335 South Acacia Avenue, Fullerton, California 92831, on Monday, April 22, 2002, at 1:00 p.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated March 22, 2002 receipt of which is acknowledged by the undersigned:

         ITEM 1:  ELECTION OF DIRECTORS.

         ______  FOR all nominees          ______  WITHHOLD AUTHORITY
         (Except as listed below.)          (As to all nominees.)
                                                ---

      Nominees: Lawrence R. McNamee, Carson T. Richert, Joseph S. Romance,
                     Peter D. Bundy and Robert B. Thompson.

    Instruction: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.

                  ---------------------------------------------


         ITEM 2:  2002 STOCK OPTION PLAN

                  ____ FOR        ____ AGAINST        ____ ABSTAIN

         ITEM 3:  OTHER MATTERS.  The Board of  Directors  at  present  knows of no other  matters  to be brought before the Annual Meeting.

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR the election of the directors nominated by the Board of Directors and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

                                       DATED: __________________________, 2002


                                    --------------------------------------------
                                    Signature of Shareholder


                                    --------------------------------------------
                                    Signature of Shareholder



                  PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY
         Trustees, Guardians, Personal and other Representatives,
                          please indicate full titles.

          IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD
                PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

                         RADIANT TECHNOLOGY CORPORATION








                                      2002

                                     ANNUAL REPORT

                                     TO SHAREHOLDERS














                                       An OTC publicly traded Company

     Management's  Discussion and Analysis of Financial Condition and Results of
Operations: below and elsewhere in this Annual Report includes "forward looking statements" within the meaning of Section 27A of the Securities Act, and is subject to the safe harbor created by that section. Factors that could cause actual results to differ materially from those contained in the forward looking statements include changes in general economic conditions, industry trends, customer requirements, customer capital expenditures and product developments by competitors.


PREFACE


     Radiant Technology Corporation completed its fiscal 2001 year posting a loss. Although sales increased, competitive forces in the market place and cancellation charges contributed to the loss.


SALES

     During the fiscal years ended September 30, 2001, 2000, and 1999, the Company's revenues were derived from sales of the following products:




Gross Sales
-----------
(in thousands)                    2001         2000              1999
--------------                    ----         ----              ----
                               $       %       $       %       $       %
                            ------------------------------------------------
Conveyorized Infrared
 Ovens and Furnaces           4,696   93      4,331   92      2,313   70
Field Service & Parts           373    7        386    8        971   30
         Total                5,069  100      4,717  100      3,284  100

     The Company is engaged in the marketing, design, manufacture and service of highly precision thermal processing systems that are primarily used by manufacturers of electronic componentry. The Company's conveyorized (belt) ovens and furnaces are in demand, worldwide, to meet ever-changing process requirements in the semiconductor packaging, photovoltaic (solar cell), flat panel display, hybrid thick film firing, and printed circuit board assembly industries. New and inventive uses of the product line for other applications continue to be discovered.

     The nature and high intensity of the infrared heat produced in the Company's furnaces permits a high rate of heat absorption by the electronic parts processed through them, making them more adaptable to the exacting tolerances and high-speed heating requirements of certain industrial users.

     Operating costs for RTC units are significantly lower than for conventional ovens and furnaces. Since these ovens and furnaces can be brought up to operating temperatures in a shorter time span, operate at a faster conveyor belt speed, require less floor space and use less electric energy.

     To obtain financial growth and stability the Company concentrates on managing the following key elements of its business:

Technological Leadership: The Company is constantly in contact with its customers soliciting their input for both continued product improvement and new product development. The Company encourages customers anticipating new thermal processing requirements to contact it regarding their new opportunities and needs.

The Company's new products are: A conduction furnace for the wafer bump manufacturing step of the growing flip chip assembly market. RTC's new TriBeltTM tool incorporates three conveyor belts in series; one for each of the major stages of the wafer bump process. This design provides a more thermally reliable and cost effective process than other equipment being offered for the nitrogen-enhanced environment. It is complimentary to and augments the RTC hydrogen furnaces being offered to customers whose products require this method of production.

A new furnace extending the thermal processing range of RTC equipment from 1000(Degree)C higher to 1300(Degree)C in either a nitrogen or oxygenated environment. Until now customers who required higher temperature furnaces where required to look to other suppliers. Now they can stay with RTC as their preferred and primary vendor.

A furnace incorporating ultra-violet enhanced heating in conjunction with or separated from infrared heating. This was the result of the expression of a high degree of interest in the potential value of UV enhancement by solar cell industry. RTC has orders for three such systems from as many customers. The company expects to sell other units to the industry in the near future; and also finds requests from other customer areas interested in this new technology.

Customer Diversity: Customers from different facets of the electronics industry are sought and maintained. As demand for the various manufacturing elements in the electronics high technology industry shifts, RTC works to position itself to be ready to be immediately responsive to changing market emphasis.

Service: The Company concentrates on providing timely, high quality, responsiveness to its customer base. Most service concerns are handled by Phone, FAX or E-mail immediately. Customer Service Engineers, when needed, are dispatched within the day. Internationally, the Company retains Sales/Service representatives, factory trained, to provide the same level of dedication in placing the concerns and needs of the customer first. Modems are installed in customers equipment, making it possible to analyze and implement customer requests online from Company headquarters.

MARKETS AND PRODUCTS:

     The Company's near infrared processing systems are principally in demand for the following applications:

SemiConductor Packaging: In recent years, flip chip packaging technology has gained widespread acceptance. The first process, called wafer bumping, involves a reflow solder process to form the solder balls on all of the input/output (I/O) pads on the wafer. Because of the extremely small geometries involved, in some instances this process is best accomplished in a hydrogen atmosphere. RTC offers a high temperature furnace for this application, equipped with the hydrogen package, providing a reflow process in a 100% hydrogen atmosphere. For a second process, called "chip joining", RTC offers both a near infrared or forced convection oven. RTC's D-series ovens are well suited for low temperature curing applications such as "under-fill" epoxy or curing epoxy glob tops for chip on board manufacturers.

     For more traditional chip packaging technologies, RTC offers an AG-series furnace designed specifically for the silver-glass die attach process. A critical thermal profile is required to achieve the proper mechanical and thermal properties of the silver-glass material. Other packaging thermal processes such as final lid sealing (metal or glass) and lead frame embed or pin brazing are easily accomplished in RTC's furnaces.

Photovoltaics: For well over a decade, RTC has been the major supplier of sintering furnaces used by photocell manufacturers for firing metallized inks to form the front-side contacts and the back-side fields on the individual solar cells. The product ideally suited for sintering of the metallized inks is our C-series furnace. In recent years, existing RTC customers have been experimenting with using a modified version of our S-series furnace for phosphorus diffusion, which is the first thermal process in the manufacture of solar cells. An extremely precise thermal process is required for phosphorus diffusion as this step ultimately determines the cell's efficiency in generating power when exposed to sunlight.

Flat Panel Display: While the flat panel display market has been primarily in Japan, it is a relatively new market for US equipment manufacturers. RTC has developed, in close cooperation with a flat panel manufacturer, one of the first US built systems for processing large glass panels. The RTC furnace can handle glass panels up to 58 inches wide. In addition to the challenges of achieving uniform heating over the entire panel, there were unique mechanical challenges for handling the large glass panels while loading and unloading the furnace.

Printed Circuit Board: RTC offers both infrared and forced convection heating technology for printed circuit board assembly. These ovens are used for mass reflow soldering of surface mount components to a printed circuit assembly.

Hybrid Thick Film: Hybrid thick film technology involves the firing of various types of "inks" screen printed on ceramic substrates to form conductors and resistors. Precise thermal profiles are required to achieve the desired resistor value, or electrical properties of the conductors. RTC offers furnaces for firing thick film inks in air, and for firing thick film materials in a controlled, inert atmosphere having a low oxygen content.

MARKETING, SALES AND CUSTOMERS

     The Company sells its products throughout the world, primarily to organizations engaged in the manufacture of electronic components and assemblies. RTC maintains factory direct sales in the United States. Internationally the Company is represented through independent sales/service organizations.

Customers evaluate furnace vendors on their technological leadership resulting in high process yield of material produced. This primary benefit combined with high up time, low meantime between failure, (MTBF) quick reliable service and spare parts response time combine to produce low cost of equipment ownership.

The Company does not experience a seasonal demand for its product. Rather the demand for product, is dependent on the demand for new manufacturing equipment.

HISTORY AND PROFITS

     Radiant Technology Corporation was incorporated in the State of California in 1972.

     Net sales of $5,069,280 increased 7.5% for the fiscal year ended September 2001. Net sales of $4,717,346 increased $1,380,642 or 41% for the fiscal year ended September 30, 2000.


OPERATING DATA
--------------
 (in thousands)                           YEAR ENDED SEPTEMBER 30
                             ----------------------------------------------
                               2001       2000     1999      1998      1997
 Net Sales                   $5,069     $4,717   $3,336    $4,686    $4,412
 Income (loss) from
  Continuing Operations        (157)       301     (476)      416       592
 Total Assets                 2,967      4,551    4,061    $4,063     4,102
 Long-term  debt                  0          0        0         0         0

 Per Share Information
 Income(loss) from
  Continuing Operations        (.08)       .15     (.25)      .22       .32
 Cash Dividends                   0          0        0         0         0


     In Fiscal 2001 the Company suffered a loss of $157,210 after taxes or $.08 per share.

     Cost of Sales were up, due to competitive forces and order cancellation costs. Selling and G & A costs were up.

     Interest was booked as income, rather than expense. Borrowing is preserved only for short-term requirements.

     Research and Development costs were reduced slightly over prior years. These costs are essential to the Company's long term future. A future that can move very quickly in the high technology field. New products initiated this year and should help secure future years income.


LIQUIDITY AND CAPITAL RESOURCES

     During 2001, cash decreased by $409,753. The Company anticipates that it has sufficient cash to fund planned sales growth in 2002 without any long term borrowing. There may be occasional periods when short- term borrowing will be accommodated, although little of this type of activity is foreseen. Furthermore, the Company anticipates having sufficient cash to purchase planned capital equipment requirements.

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED SECURITY HOLDER MATTER

     The Company's common stock, symbol RTNC, is quoted by the National Quotation Bureau, Inc. ("NQBI") on the "Pink Sheets". The table below sets forth the representative high and low bid prices for the common stock each calendar period indicated. The Quotations represent interdealer prices without adjustments for retail mark-ups, mark-downs or commissions and consequently do not necessarily reflect actual transactions.

     Holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company are entitled to share ratably in all net assets available for distribution to such share holders. The Company has never paid any dividends. It is anticipated that all earnings, if any, will be retained for development of working capital to grow the business of the Company and there is no present intention to declare dividends in the foreseeable future.

     Shareholders of Record: As of September 30, 2001, the number of recorded holders of the Company's Common Stock was 402.


STOCK PRICE
-----------

                                                     HIGH          LOW
                                                     ----          ---
         2001
         1st Quarter.................               $ 1.03         $ .375
         2nd Quarter.................                 2.50           .375
         3rd Quarter.................                 1.75           .35
         4th Quarter.................                 1.12          1.12

         2000
         1st Quarter...............                  $1.438        $ .938
         2nd Quarter.................                 1.797         1.375
         3rd Quarter.................                     .656       .625
         4th Quarter.................                     .75        .75



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors and Stockholders
Radiant Technology Corporation


We have audited the accompanying balance sheets of Radiant Technology Corporation as of September 30, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radiant Technology Corporation as of September 30, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.




                                             CACCIAMATTA ACCOUNTANCY CORPORATION



Irvine, California
December 17, 2001

                         RADIANT TECHNOLOGY CORPORATION

                                 Balance Sheet


                                                           September 30,
                                                           -------------
                                                        2001           2000
                                                        ----           ----

ASSETS

Current assets:
  Cash and equivalents ............................   $ 1,118,630    $ 1,528,383
  Accounts receivable .............................       407,814      1,844,418
  Inventories .....................................       845,823        689,133
  Prepaid expenses ................................        53,467         42,411
  Deferred taxes ..................................       283,500        170,000
                                                          -------        -------

   Total current assets ...........................     2,709,234      4,274,345

Property and equipment ............................       252,243        265,671

Patents ...........................................         5,035         11,443
                                                            -----         ------

                                                      $ 2,966,512    $ 4,551,459
                                                      ============   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt .................................   $      --      $   500,000
  Accounts payable ................................       274,582        410,164
  Accrued expenses ................................       216,080        254,754
  Customer deposits ...............................       200,663        967,269
                                                          -------        -------

    Total current liabilities .....................       691,325      2,132,187
                                                          -------      ---------

Stockholders' equity:
  Preferred stock .................................          --             --
  Capital stock ...................................     1,167,608      1,154,483
  Retained earnings ...............................     1,107,579      1,264,789
                                                        ---------      ---------

    Total stockholders' equity ....................     2,275,187      2,419,272
                                                        ---------      ---------

                                                      $ 2,966,512    $ 4,551,459
                                                      ===========    ===========


                         RADIANT TECHNOLOGY CORPORATION

                           Statements of Operations

                                                Year Ended September 30,
                                                ------------------------
                                                2001          2000        1999
                                                ----          ----        ----

Net sales                                    $5,069,280  $4,717,316  $3,336,674

Cost of Sales                                 3,820,550   3,086,122   2,283,801
                                              ---------   ---------   ---------

Gross profit                                  1,248,730   1,631,194   1,052,873
                                              ---------   ---------   ---------

Operating expenses:
Selling, general and administrative           1,206,277     954,525   1,290,047

Engineering, research and development           365,372     413,480     282,766
                                                -------     -------     -------

Total operating expenses                      1,571,649   1,368,005   1,572,813
                                              ---------   ---------   ---------

Income/(loss) from operations                  (322,919)    263,189    (519,940)

Interest income, net                             52,209      37,540      44,120
                                                 ------      ------      ------

Income/(loss) before provision for
  income taxes                                 (270,710)    300,729    (475,820)


Provision (benefit) for income taxes           (113,500)     13,000         --
                                               --------      ------       ------

Net income/(loss)                             $(157,210)   $287,729   $(475,820)
                                              =========    ========   =========

Basic earnings per share:
Net income/(loss)                             $   (0.08)   $   0.15       (0.25)
                                              =========    ========       =====

Diluted earnings per share:
Net income/(loss)                             $   (0.08)   $   0.13    $  (0.25)
                                              =========    ========    ========

Basic number of common shares outstanding:     2,040,445  1,901,594   1,895,678
                                               =========  =========   =========
Diluted number of common shares outstanding:   2,040,445  2,188,764   1,895,678
                                               =========  =========   =========


                         RADIANT TECHNOLOGY CORPORATION
                      Statements of Stockholders' Equity
                  Years Ended September 30, 2001, 2000 and 1999


                                                                         Total
                                   Capital Stock         Retained     Stockholders'
                                   -------------
                                Shares       Amount       Earnings       Equity
                                ------       ------       --------       ------

Balance, September 30, 1998   $1,895,678   $1,153,108    $1,452,880     $2,605,988

    Net loss ..............          -            -        (475,820)      (475,820)
                              ----------   -----------    -----------    -----------

Balance, September 30, 1999    1,895,678      153,108       977,060      2,130,168

    Exercise of options ...       11,000        1,375           -            1,375

    Net income ............          -            -         287,729        287,729
                              ----------   ----------   -----------    -----------
Balance, September 30, 2000    1,906,678    1,154,483     1,264,789      2,419,272
                              ----------   ----------   -----------    -----------

    Exercise of options ...      175,000       13,125           -           13,125

    Net income (loss) .....          -            -        (157,210)      (157,210)
                             ----------   -----------    -----------    -----------

Balance, September 30, 2001   $2,081,678   $1,167,608    $1,107,579     $2,275,187
                             ===========   ==========    ==========     ===========


                          RADIANT TECHNOLOGY CORPORATION

                            Statements of Cash Flows

                                                                        Year Ended September 30,
                                                                        ------------------------
                                                                2001               2000              1999
                                                                ----               ----              ----
Cash flows from operating activities:
Net income/ (loss)                                           $ (157,210)        $  287,729        $ (475,820)
  Adjustments to reconcile net income/(loss) to net cash
    provided by operating activities:
    Bad debt expense                                               -                    -            183,807
    Depreciation and amortization                               133,884            193,113           195,011
    Inventory obsolescence                                       26,000             40,000            40,000
  Changes in assets and liabilities:
    (Increase) decrease in:
      Accounts receivable                                     1,436,604         (1,253,112)         (209,336)
      Inventory                                                (182,690)          (305,227)          (30,299)
      Deferred taxes                                           (113,519)                 -                 -
      Other assets                                                  406              7,260           (14,549)
    Increase (decrease) in:
      Accounts payable                                         (135,582)           221,041           115,083
      Accrued expenses                                          (38,674)            18,713            38,157
      Income taxes payable                                           -              13,000           (38,640)
      Customer deposits                                        (766,606)           948,522          (140,719)
                                                               --------            -------          --------

  Net cash provided by/(used in) operating activities           202,613            171,039          (337,305)
                                                                -------            -------          --------

Cash flows from investing activities:
  Capital expenditures                                         (125,491)           (28,933)         (105,718)
                                                               --------            -------          --------

Cash flows from financing activities:
  Issuance of common stock                                       13,125              1,375                 -
  Borrowing on short-term debt                                     -               500,000           500,000
  Repayment on short-term debt                                 (500,000)        (1,500,000)                -
                                                               --------         ----------        ----------

    Net cash provided by (used in) financing activities        (486,875)          (998,625)          500,000
                                                               --------           --------           -------

Net increase in cash and equivalents                           (409,753)          (856,519)           56,977

Cash and equivalents, beginning of year                       1,528,383          2,384,902         2,327,925
                                                              ---------          ---------         ---------

Cash and equivalents,  end of year                           $1,118,630         $1,528,383     $   2,384,902
                                                             ==========         ==========     =============



                                                                   (continued)


                         RADIANT TECHNOLOGY CORPORATION

                      Statements of Cash Flows (continued)


Supplemental disclosures of cash flow information and non-cash investing and financing activities:

                                             2001        2000        1999
                                             ----        ----        ----

Cash paid during the year for:
       Interest ...............         $      -     $    429    $  4,614
       Income taxes ............        $   8,070    $     -     $ 34,286


                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements
                               September 30, 2001

1    Summary of significant accounting policies
-----------------------------------------------

     Nature of Operations
     --------------------

     Radiant   Technology   Corporation   (the  "Company")  is  engaged  in  the
     manufacturing and marketing of infrared conveyorized ovens and furnaces used primarily by the microelectronics manufacturing industry.

     All of the Company's operations are located in California. Sales to entities located outside the United States are as follows:

      Countries                            2001          2000           1999
      ---------                            ----          ----           ----

      European                          $1,047,596    $  966,723     $  640,511
      Asia                                 549,073       316,235        178,170
      Other international                  377,243       126,666        482,161
                                        $1,973,912    $1,409,624     $1,300,842

     Revenue Recognition
     -------------------

     The Company recognizes revenue from product sales upon shipment or upon completion when the customer requests the unit to be held at the facility for later shipment.

     Cash and Cash equivalents
     -------------------------

     For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

     Accounts Receivable
     -------------------

     The allowance for doubtful accounts includes management's estimate of the amount expected to be lost on specific accounts and for losses on other unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses, management relies on historical experience. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts in the accompanying financial statements.

     Inventories
     -----------

     Inventories include material, direct labor and manufacturing overhead and are reported at the lower of cost (determined on the first-in-first-out method) or market. Allowances for slow moving and obsolete inventory are based on management's estimate of the amount considered obsolete based on specific review of inventory items. In estimating the allowance, management relies on its knowledge of the industry as well as its current inventory levels.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements


1.   Summary of significant accounting policies (continued)
-----------------------------------------------------------

     Equipment
     ---------

     Equipment is stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets or over the lesser of the term of the lease or the estimated useful life for leasehold improvements.

     Intangibles
     -----------

     The cost of patents are being amortized using the straight line method over their estimated lives of five years. Amortization expense charged to operations in 2001, 2000 and 1999 was $11,939, $8,712, and $8,716,
     respectively.

     Research and Development
     ------------------------

     Research and development is expensed as incurred. Research and development expenses were $260,330, $230,599, and $282,766 in fiscal 2001, 2000, and
     1999, respectively.

     Software development costs
     --------------------------

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86. The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. The Company uses the working model approach to establish technological feasibility. Amortization is computed on an individual product group on the straight-line method over the estimated economic life of the product. Currently, the Company is using an estimated economic life of three years for all capitalized software costs. Amortization expense was $31,001, $77,213, and $106,550 for 2001, 2000, and 1999, respectively.

     Customer deposits
     -----------------

     The Company often requires a deposit from customers before commencing work on a furnace. It is the Company's policy to record the deposit as a receivable with a corresponding deferred liability at the time the sales order is written. When the deposit is received, the receivable is relieved.

     Income taxes
     ------------

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements


1.   Summary of significant accounting policies (continued)
-----------------------------------------------------------

     Earnings per common share
     -------------------------

     Earnings per common share is computed by dividing reported earnings by the weighted average number of common shares outstanding during the respective periods. Common stock equivalents were excluded from the computation of earnings per share in 2001 and 1999 because the effect of including such equivalents in the computation would have been anti-dilutive.

     Fair value of financial instruments
     -----------------------------------

     The fair value of financial instruments, consisting principally of short-term debt payable is based on interest rates available to the Company and comparison to quoted prices. The fair value of these financial instruments approximates carrying value.

     Stock based compensation
     ------------------------

     The Company accounts for compensation costs related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of Accounting Principles Board Opinion 25 ("APB 25"). The Company adopted the provisions of pro forma disclosure requirements of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation in fiscal 1997. Options granted to non-employees are recognized at their estimated fair value at the date of grant.

     Use of estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Reclassifications
     -----------------

     Certain items in the 2000 and 1999 financial statements have been reclassified to conform with the 2001 presentation.


2.   Concentration of credit risk and significant customers
-----------------------------------------------------------

     The Company, from time to time, has cash deposits at financial institutions in amounts in excess of federally-insured limits. The Company believes that credit risk related to its cash deposits is limited due to the quality of the financial institutions.

     The Company's customers are located in several geographic markets, primarily in the United States, Middle East, Europe and Pacific Rim countries and are concentrated within three industries. To minimize the risk of loss, the Company routinely assesses the financial strength of its customers, and may require a substantial downpayment prior to commencing machine production.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

3.  Accounts receivable (continued)
-----------------------------------

    Net accounts receivable by geographic markets are as follows:

             Countries                    2001                2000
             ---------                    ----                ----

United States ......                         48%                73%
 Asia ..............                         26%                 -
 European ..........                          9%                14%
 Other International                         17%                13%
                                             --                 --
                                            100%               100%
                                            ===                ===

     During 2001, 2000, and 1999, the five largest customers represented 65, 51, and 52 percent of revenues, respectively. At September 30, 2001 and 2000 the five largest balances represented 70 and 82 percent, respectively, of total accounts receivable.

                                                  2001                  2000
                                              -----------           -----------
     Trade receivables ............           $   412,814           $ 1,849,418
     Allowance for doubtful accounts               (5,000)               (5,000)
                                                   ------                ------
                                              $   407,814           $ 1,844,418
                                              ===========           ===========

     Activity relating to the allowance for doubtful accounts and sales returns is as follows:

                                             2001          2000          1999
                                             ----          ----          ----

    Balance at beginning of year         $  5,000     $ 210,817      $  37,500
    Provision                                (490)          --         183,807
    Recoveries (Write offs)                   490      (205,817)       (10,490)
                                              ---      --------         -------
    Balance at end of year                $ 5,000     $  (5,000)     $ 210,817
                                          =======      =========      =========

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

4.  Inventories
---------------

                                                  2001                 2000
                                                  ----                 ----
    Raw materials                             $ 471,882              $ 384,727
    Work in process                             313,090                313,357
    Finished goods                              216,851                121,049
                                                -------                -------
                                              1,001,823                819,133
    Allowance for obsolescence                 (156,000)              (130,000)
                                               --------               --------
                                              $ 845,823              $ 689,133
                                              =========              =========

     Activity relating to the allowance for obsolescence is as follows:

                                            2001           2000         1999
                                            ----           ----         ----

    Balance at beginning of year        $  130,000      $  140,000   $  100,000

    Provision                               56,000          40,000       40,000

    Write offs                             (30,000)        (50,000)        --
                                           -------         -------      -------
    Balance at end of year              $  156,000      $  130,000   $  140,000
                                        ==========      ==========   ==========

5.  Property and Equipment

                                    Life in years         2001         2000
                                    -------------         ----         ----

    Machinery and equipment              7            $   419,685   $  387,530
    Office furniture and equipment       7                 70,105       68,847
    Leasehold improvements               5                 67,934       67,934
    Vehicles                             5                 15,050       15,050
    Capitalized computer software        3                475,145      405,542
                                                          -------      -------
                                                        1,047,919      944,902

    Less:  accumulated depreciatio                      (795,676)     (679,231)
                                                        --------      --------

                                                      $   252,243   $  265,671
                                                      ===========   ==========

     Depreciation expense for 2001, 2000, and 1999 was $121,945,  $184,401,  and
     $186,295, respectively.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

6.  Accrued expenses
--------------------

                                                   2001                   2000
                                                   ----                   ----

    Payroll and related items                 $ 126,785              $ 109,499
    Commissions                                  39,682                 89,959
    Warranties                                   30,000                 40,000
    Other                                        19,613                 15,296
                                                 ------                 ------
                                              $ 216,080              $ 254,754
                                              =========              =========

7.  Commitments and contingencies
---------------------------------
     Operating leases
     ----------------

     In November 1996 the Company signed a five year lease on a building in Fullerton, California, expiring on February 28, 2002. The Company is negotiating the terms of an existing option to extend the lease. Base monthly rent is $11,395 plus common area charges of approximately $2,649 per month. The Company also leases office equipment under operating leases expiring in January, 2002. Minimum future lease payments under non-cancelable operating leases are:


         Year ending September 30,
                   2002                          $     71,660
                                                 ============

     Rent expense for 2001, 2000 and 1999 was $146,112,  $168,650, and $172,228,
     respectively.

8.  Environmental Matters
-------------------------

     The Company, like others in similar businesses, is subject to federal, state and local environmental laws and regulations. Although Company environmental policies and practices are designed to ensure compliance with these laws and regulations, future developments and increasingly stringent regulation could require the Company to make unforeseen environmental expenditures.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

9.  Stockholders' equity
------------------------

     Preferred  stock
     ----------------

     At September 30, 2001 and 2000 there were 5,000,000 authorized shares of preferred stock, of which no shares were issued and outstanding.

     Common stock
     ------------

     The Company has authorized 24,000,000 shares of no par value common stock. At September 30, 2001 and 2000, 2,081,678 and 1,906,678 shares were issued and outstanding, respectively.

     Employee stock options
     ----------------------

     Incentive and non-statutory option plan
     ---------------------------------------

     The Company adopted an incentive and non-statutory stock option plan which provides for granting options to key employees and officers. Under the plan, options up to 1,000,000 shares may be granted at a price not less than the fair market value of such shares on the date of the grant, and the maximum term of each option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any stock option must not be less than 110% of the fair market value on the date of the grant and the maximum term may not exceed five years. On January 22, 1998, April 15, 1999, and January 2, 2001 the Board authorized options to purchase 70,000, 100,000, and 55,000 shares, respectively. These shares were granted at an exercise price that was at or above the market price on the date of the grant. The options vest on January 5, 2000, January 2, 2002, and January 2, 2003 and expire three years from the vesting date. As of September 30, 2001 314,666 of these options remained outstanding.

     Non-statutory director options
     ------------------------------

     On September 30, 1996, the Company granted 20,000 non-statutory options to each of three outside board members. The options vested immediately and expire 50% at September 30, 2000 and 50% at September 30, 2001. The option price is $.48 per share, which was equal to the market price at the date of the grant. At September 30, 2001, none of these options remain outstanding.


     Lawrence McNamee
     ----------------

     Mr. McNamee held options to acquire 346,666 shares at $.075 per share issued to him in lieu of salary in 1992; 175,000 of these options were exercised in 2001, resulting in options for 171,666 shares outstanding at September 30, 2001. These options have no expiration date.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

9.   Stockholders' equity (continued)
------------------------------------

     The following table summarizes the activities under the Plan and outside the Plan:

                                                                       Weighted           Number
                                  Number of          Price              Average         of Shares
                                   Shares          Per Share         Exercise price    Exercisable
                                   ------          ---------         --------------    -----------

    September 30, 1999            595,666         $.0625 - 1.175         $0.32           446,666
                                  -------         ------   -----         -----           -------

    Exercised                     (11,000)        $.0625 - 0.75          $0.13
    Canceled                      (85,000)         $.48 - 1.175          $0.94
                                  -------          ----   -----          -----

    September 30, 2000            499,666         $.075 - 0.75           $0.23           459,666
                                  -------         -----   ----           -----           -------

    Granted                        55,000             $0.525             $0.525
    Exercised                    (175,000)            $0.075             $0.075
    Canceled                      (65,000)        $.48 - 0.75            $0.55
                                  -------         ----   ----            -----

    September 30, 2001            314,666          $.075-.75             $0.30           229,666
                                  =======          ===== ===             =====           =======

     The following information applies to employee options outstanding at September 30, 2001:

                                      Weighted Average        Weighted
                                          Remaining            Average
        Range of        Number of        Contractual          Exercise
      exercise price    Shares           Life (Years)          Price
      --------------    ------           ------------          -----

        $0.075          171,666               N/A               $0.075
        $0.48            50,000               2.5               $0.48
        $0.525           55,000               3.6               $0.525
        $0.75            38,000               1.25              $0.75
        -----            ------               ----              -----
                        314,666                                 $0.30
                        =======                                 =====

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements


9.   Stockholders' equity (continued)
-------------------------------------

     Stock options (continued)
     -------------------------

     Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net income/(loss) and earnings/(loss) per share would have been:

                                     2001             2000             1999
                                     ----             ----             ----
    Net income/(loss):
    As reported                  $  (157,210)     $   287,729      $  (475,820)
    Pro forma                    $  (169,952)     $   284,444      $  (507,110)

    Basic earnings per share:
    As reported                  $      (0.8)     $      0.15      $     (0.25)
    Pro forma                    $      (0.8)     $      0.15      $     (0.27)

    Diluted earnings per share:
    As reported                  $      (0.8)     $      0.13      $     (0.25)
    Pro forma                    $      (0.8)     $      0.13      $     (0.27)


     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1996. In addition, potential deferred tax benefits of approximately $12,500, $12,500, and $15,000 in 2001, 2000 and 1999
     respectively, have not been reflected in the pro forma amounts due to the uncertainty of realizing any benefit. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999:

                 Expected life (years)                  4
                 Risk-free interest rate                6.00%
                 Volatility                             100%
                 Expected dividends                     None


     The weighted fair value of options granted during the years ended September 30, 2001 and 2000 for which the exercise price approximated the market price on the grant date was $.41 and $.21, respectively.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

10.  Income taxes
-----------------

     Income tax expense (benefit) consisted of the following:

                                        2001          2000           1999
                                        ----          ----           ----

         Current tax expense       $      -        $ 13,000       $     -
         Deferred tax benefit       (113,500)            -              -
                                    ---------      ---------      ---------
         Net income tax expense    $(113,500)      $ 13,000       $     -
                                   =========       ========       ========

     Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations in 2001, 2000 and 1999 as a result of the following:

                                                  2001       2000       1999
                                                  ----       ----       ----
     Continuing operations:
        Federal expected tax expense (benefit) $ (87,768)  $ 102,000  $(167,000)
        State expected tax expense (benefit)     (25,732)     28,000    (48,000)
        Inventory allowance                       12,000      (4,000)   (40,000)
        Accounts receivable allowance                 -      (76,000)   (42,000)
                                                 -------     -------    -------
        Depreciation timing differences           20,000      33,000     20,000
        Deferred tax valuation allowance         (32,000)         -     277,000
        Use of NOL carryforwards - federal            -      (64,000)        -
        Use of NOL carryforwards - state              -       (6,000)        -
                                                  ------      ------     ------
                                               $(113,500)  $  13,000  $      -
                                                =========   =========   =======

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30, 2001 and 2000 are as follows:

                                                  2001                   2000
                                                  ----                   ----
    Net operating loss carryforwards          $ 514,000              $ 441,000
    Allowance for slow moving inventories        72,000                 60,000
    Allowance for doubtful accounts               2,000                  2,000
    Other                                           -                       -
                                                 ------                 ------
    Deferred tax assets                         588,000                503,000

    Less valuation allowance                   (304,500)              (333,000)
                                               --------               --------

    Net deferred tax asset                    $ 283,500              $ 170,000
                                              =========              =========

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

10.   Income taxes (continued)
------------------------------

     At September 30, 2001, the Company had net operating loss carryforwards for federal and state income tax purposes expiring as follows:

                                              Federal                State
                                              -------                -----

              2007                          $ 247,175              $    -
              2009                            620,976                   -
              2011                                 -               121,000
              2014                            167,361
              2021                            220,000                   -
                                              -------              -------

                                           $1,255,512             $ 121,000
                                           ==========             =========

     Federal investment credit and other general business credit carryforwards total $35,600 and $105,500, respectively, and expire at various dates through 2003.

11.  Employee benefit plan
--------------------------

     The Company's 401(k) plan was re-activated during fiscal 1996. All employees are eligible as long as they are 21 years of age and have completed one year of employment. The plan provides for contributions by the Company in such amounts as management may determine. Contribution expense charged to operations in 2000 and 1999 were $12,474 and $13,027 respectively. No expense was charged to operations in 2001.

                         RADIANT TECHNOLOGY CORPORATION
                          Notes to financial statements

12.  Basic and diluted earnings/(loss) per share

     The   following   tables   illustrate   the  required   disclosure  of  the
     reconciliation of the numerators and denominators of the basic and diluted earnings/(loss) per share computations.

                                                                   2001           2000           1999
                                                                   ----           ----           ----
         Basic earnings/(loss) per share:

           Numerator
               Net income/(loss)                              $  (157,210)   $   287,729    $  (475,820)
                                                              ===========    ===========    ===========

           Denominator
               Basic weighted average number of common
               shares outstanding during the period             2,040,445      1,901,594      1,895,678
                                                                =========      =========      =========

         Basic net income/(loss) per share                    $     (0.08)   $      0.15    $     (0.25)
                                                              ===========    ===========    ===========

         Diluted earnings/(loss) per share:
           Denominator
               Weighted average number of common
                    shares used in basic earnings per share     2,040,445      1,901,594      1,895,678

           Effect of dilutive securities:

                Stock options (1)                                    --          287,170           --

               Weighted number of common shares
                    and dilutive potential common stock
                    used in diluted earnings per share          2,040,445      2,188,764      1,895,678
                                                                =========      =========      =========

         Diluted earnings/(loss) per share                    $     (0.08)   $     (0.25)   $      0.18
                                                              ===========    ===========    ===========


     (1) Stock options were anti-dilutive for the years ended September 30, 2001 and 1999. See Note 9 for stock option activity .......

BOARD OF DIRECTORS

Lawrence R. McNamee
Chairman of the Board,
Chief Executive Officer,
President

Carson T. Richert
Executive Vice President

Peter D. Bundy
Investor-Consultant

Joseph S. Romance
Consultant

Robert B. Thompson
Investor-Consultant

OFFICERS

Lawrence R. McNamee,
Chairman of the Board,
Chief Executive Officer,
President

Carson T. Richert
Executive Vice President

Raymond G. Kruzek, PhD
Vice President

Open
Controller

Mercy Gingrich
Corporate Secretary

AUDITORS


Cacciamatta Accountancy Corporation
2600  Michelson Drive, Suite 490
Irvine,  CA   92612

COUNSEL

Oppenheimer, Wolf & Donnelly, LLP
840 Newport Center Drive
Suite 700
Newport Beach,  CA   92660


REGISTRAR AND TRANSFER AGENT

U. S. Stock Transfer Corporation
1745  Gardena Avenue
Second Floor
Glendale,  CA  91204


The financial statements and related notes, which appear herein, have been reported to the Securities and Exchange Commission.

A copy of Form 10-K will be made available without charge to beneficial owners of stock, upon your written request to the company at the following address:


Radiant Technology Corporation
    Shareholder Relations
    1335  South Acacia Avenue
    Fullerton,  CA   92831

    TEL:  (714)  991-0200
    FAX:  (714)  991-0600
    E-Mail:  general@radianttech.com